 Exhibit 99.2
Report of Independent Registered Public Accounting Firm
Board of Directors and Stockholders
Vyome Therapeutics Inc. and subsidiary
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Vyome Therapeutics Inc. and subsidiary (the “Company”) as of December 31, 2024 and 2023 and the consolidated statements of operations and comprehensive income (loss), changes in stockholders’ deficit, and cash flows for each of the two years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023 and the results of its operations and its cash flows for each of the two years then ended, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered continued negative cash flows and losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as Vyome Therapeutics Inc.’s auditor since 2023.
/s/ Kreit and Chiu CPA LLP
Los Angeles, California
April 28, 2025

Vyome Therapeutics Inc. and Subsidiary
Consolidated Balance Sheets as of
(Amount in USD)	December 31, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$101,904	$16,647
Accounts receivables, net	2,294	66,816
Deferred offering costs	111,415	—
Other current assets	86,433	86,368
Total current assets	302,046	169,831
Non-current assets
Property and equipment, net	$59,179	$76,844
Intangible asset – shell company	314,191	314,191
Deferred offering costs	—	111,415
Goods and service tax and other credits receivable	646,758	697,827
Right-of-use of asset, net	59,387	87,060
Total non-current assets	1,079,515	1,287,337
Total assets	$1,381,561	$1,457,168
Liabilities and stockholders’ deficit
Current liabilities
Accounts payable and accrued expenses	$965,607	$1,024,468
Liabilities to be settled in equity	—	1,680,210
Due to Affiliates	129,346	452,432
Operating lease liability – current portion	28,024	25,037
Salary and post-employment benefits payable	919,440	1,386,738
Other current liabilities	107,937	69,588
Convertible debt – current portion	3,589,410	1,963,386
Total current liabilities	5,739,764	6,601,859
Non-current liabilities
Convertible debt – net of current portion	—	967,503
Operating lease liability – net of current portion	32,830	62,023
Total non-current liabilities	32,830	1,029,526
Total liabilities	5,772,594	7,631,385
Commitments and contingencies
Stockholders’ deficit
Common stock, 20,000,000 shares authorized, 1,893,120 shares issued and outstanding at December 31, 2024 and 2023	1,892	1,892
Preferred stock, 16,000,000 shares authorized, 15,303,417 and 14,759,760 shares issued and outstanding as of December 31, 2024 and December 31, 2023 respectively	46,985,419	46,984,875
Additional paid in capital	4,097,570	868,596
Accumulated deficit	(55,422,744)	(53,975,283)
Accumulated other comprehensive loss	(53,170)	(54,297)
Total stockholders’ deficit	(4,391,033)	(6,174,217)
Total liabilities and stockholders’ deficit	$1,381,561	$1,457,168
The accompanying notes are an integral part of these consolidated financial statements.

Vyome Therapeutics Inc. and Subsidiary
Consolidated Statements of Operations and Comprehensive Income (Loss)
Years ended December 31, 2024 and 2023
(Amount in USD)	Year ended December 31, 2024	Year ended December 31, 2023
Revenues	$256,944	$415,940
Cost of goods sold	(61,974)	(146,617)
Gross profit	194,970	269,323
Operating expenses
Depreciation and amortization	17,347	21,193
Selling, general and administrative	898,573	767,996
Research and development expenses	285,390	316,784
Total operating expenses	1,201,310	1,105,973
Operating loss	(1,006,340)	(836,650)
Other income/(expense), net:
Interest expenses	(206,004)	(175,712)
Other income (loss), net	3,814	(1,556)
Fair value adjustment	(238,931)	214,060
Total other income (expense), net	(441,121)	36,792
Net loss	(1,447,461)	$(799,858)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	1,127	(468)
Total comprehensive loss	$(1,446,334)	$(800,326)
Net Loss per share:
Loss per share – basic and diluted	$(0.76)	$(0.42)
Weighted average number of shares	1,893,120	1,893,120
The accompanying notes are an integral part of these consolidated financial statements.

Vyome Therapeutics Inc. and Subsidiary
Consolidated Statements of Changes in Stockholder’s Deficit
For the years ended December 31, 2024 and 2023
	Common stock		Preferred stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholder’s Deficit
(Amount in USD)	Shares	Amount	Shares	Amount
Balance at December 31, 2022	1,893,120	$1,892	14,759,760	$46,984,875	$868,596	$(53,175,425)	$(53,829)	$(5,373,891)
Net loss for the period		—		—		(799,858)		(799,858)
Foreign currency translation adjustment		—		—			(468)	(468)
Balance at December 31, 2023	1,893,120	$1,892	14,759,760	$46,984,875	$868,596	$(53,975,283)	$(54,297)	$(6,174,217)
Net loss		—		—	—	(1,447,461)	—	(1,447,461)
Issuance of shares in settlement of liability		—	432,041	432	1,679,778	—	—	1,680,210
Issuance of shares in settlement of accrued compensation liability		—	—	—	1,115,232	—	—	1,115,232
Conversion of note payable and accrued interest to Preferred shares		—	111,616	112	433,964	—	—	434,076
Foreign currency translation adjustment		—	—	—	—	—	1,127	1,127
Balance at December 31, 2024	1,893,120	$1,892	15,303,417	$46,985,419	$4,097,570	$(55,422,744)	$(53,170)	$(4,391,033)
The accompanying notes are an integral part of these consolidated financial statements.

Vyome Therapeutics Inc. and Subsidiary
Consolidated Statements of Cash Flows
(Amount in USD)	Year ended December 31, 2024	Year ended December 31, 2023
Cash flows from operating activities
Net loss	$(1,447,461)	$(799,858)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	17,347	21,193
Change in fair value adjustment of convertible debt	238,931	(214,060)
Non-cash accrued interest expense	186,659	162,741
Changes in assets and liabilities:
Accounts receivables, net	64,522	(66,694)
Prepaid expenses and other current assets	(59)	(13,517)
Other assets	78,742	(59,615)
Accounts payable & accrued expenses	(58,861)	87,223
Due to Affiliates	95,972	100,000
Accrued salary post-employment benefits	197,935	215,315
Other liabilities	12,137	874
Net cash used in operating activities	(614,136)	(566,398)
Cash flows from investing activities:
Net proceeds from sale of fixed assets	315	486
Net cash used in investing activities	315	486
Cash flows from financing activities:
Proceeds from convertible debt	667,009	150,002
Advance from (repayments to) Affiliates	30,942	(25,219)
Net cash generated from financing activities	697,951	124,783
Effect of exchange rate changes on cash and cash equivalents	1,127	(468)
Net (decrease)/increase in cash and cash equivalents	85,257	(441,597)
Cash and cash equivalents at beginning of the year	16,647	458,244
Cash and cash equivalents at end of the year	$101,904	$16,647
Supplemental non-cash investing and financing activities:
Shares issued in settlement of liability to vendor	$1,680,211	—
Exchange of accrued fees to director for stock options	$450,000	—
Exchange of accrued compensation for stock options	$665,232	—
Conversion of convertible note and accrued interest to preferred stock	$434,076
Reclassification of accounts payable to liability to be settled in equity		$1,680,211
The accompanying notes are an integral part of these consolidated financial statements.

Vyome Therapeutics Inc. and Subsidiary
Notes to the Consolidated Financial Statements
(All amounts are in US Dollars except per share data and as stated otherwise)
1.   Organization and principal activities
Business:
Vyome Therapeutics, Inc. (“VTI”), a Delaware corporation, was incorporated on August 22, 2017. VTI was formed with the intent of operating the R&D business of Vyome Biosciences India Private Limited, India (the “R&D Business”), which was transferred to Vyome Therapeutics Limited (a wholly owned subsidiary of VTI) pursuant to a Demerged order of National Company law Tribunal (“NCLT”) in India, formally consummated in December 2018. VTI and the wholly owned subsidiary in India, Vyome Therapeutics Limited (“VTL”) are collectively referred to as the “Company” or “Vyome”. “R&D business” is defined as novel drug development in the area of immune-inflammatory diseases space and the commercial exploitation of the same.
The Company is a Princeton, NJ-based clinical-stage specialty pharmaceutical company working to treat immune-inflammatory and rare diseases of unmet need with next-generation therapeutic solutions. The lead program VT-1953, a topical gel with a novel molecule to treat signs and symptoms of Malignant Fungating wounds, is a potential orphan drug program. The Company is planning to have discussions with the Food & Drug Administration (FDA) on the pivotal trial protocol in the third quarter of 2025. The Company had initiated a Phase II investigator-initiated trial for VT-1953. The Company also has a Pre-Investigative New Drug application stage ophthalmic drops program, a potentially orphan drug program, and a repurposed immune modulator to treat steroid-sparing anterior uveitis. Another late clinical-stage program, VB 1953, for moderate to severe acne has successfully completed its Phase II clinical trial and this program is Phase III ready. The Company may experience delays in the conduct of clinical trials of its candidates. Clinical trials can be delayed for a variety of reasons, including delays in obtaining regulatory approval to commence a clinical trial, in securing clinical trial agreements with prospective sites with acceptable terms, in obtaining institutional review board approval to conduct a clinical trial at a prospective site, in recruiting patients to participate in a clinical trial or in obtaining sufficient supplies of clinical trial materials. Any delays in completing the Company’s clinical trials will increase its costs, slow down its product development, timeliness, and approval process, and delay its ability to generate revenue.
The Company also is developing other assets for treating immune-inflammatory diseases which are in pre-clinical or early clinical development.
The Company also has commercialized novel reformulated topical anti-fungal products using its patented technology after two such products successfully completed clinical testing in India. The Company has entered into a licensing and marketing agreement with the Sun Pharma group of companies in India (“Sun Pharma”) to sell a family of novel topical anti-fungal products owned by the Company. The Company used third-party entities to manufacture the products. In December 2024, the above arrangement was terminated.
The Company has entered into a Development and Licensing agreement for Lulicanazole (an anti-fungal product) with Sun Pharma for additional development and commercialization in India. Sales of Lulicanazole commenced in the third quarter of 2023 by Sun Pharma.
Since its inception, the Company has devoted substantially all its efforts to drug development, business planning, research and development, recruiting management and technical staff, acquiring operating assets, and raising capital. The Company is subject to risks common to companies in the biotechnology industry, including, but not limited to, successful development of technology, obtaining additional funding, protection of proprietary technology, compliance with government regulations, risks of failure of pre-clinical studies, clinical studies and clinical trials, the need to obtain marketing approval for its drug candidates and its consumer products, fluctuations in operating results, economic pressure impacting therapeutic pricing, dependence on key personnel, risks associated with changes in technologies, development by competitors of technological innovations and the ability to transition from pilot scale manufacturing to large scale production.

2.   Summary of Significant Accounting Policies
a)   Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments consisting only of normal recurring adjustments of the Company, which are, in opinion of management, necessary for a fair presentation of the financial position as of December 31, 2024 and 2023, and the results of operations, and cash flows for the years presented. Any reference in these notes to applicable guidance is meant to refer to GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) promulgated by the Financial Accounting Standards Board (“FASB”).
The Company organized its operations into two operating segments. The segments reflect the way the Company evaluates its business performance and manages its operations by the Company’s chief operating decision maker (“CODM”) for making decisions, allocating resources and assessing performance. The Company’s CODM has been identified as the chief executive officer. The Company determined it has in two operating segments: (1) Sale of Products and (2) biotechnology segment. The Company’s reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies. See Note 14.
Certain amounts in 2023 have been reclassified to conform to the 2024 presentation.
b)
Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, VTL. All intercompany accounts and transactions have been eliminated in the consolidation.
c)   Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. For the years ended December 31, 2024, and 2023, the Company has generated a net loss of $1,447,461 and $ 799,858, respectively. As of December 31, 2024, the Company’s current liabilities exceed its current assets by approximately $5.4 million. The Company has operated under an austerity plan for the past two years. The Company’s major sources of funds to date have been through the sale of preferred stock and the issuance of convertible debt. The Company does not believe it has sufficient funds to finance the operating requirements for at least the next 12 months from the issuance date of these consolidated financial statements. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Obtaining additional financing to support the successful development of the Company’s contemplated plan of drug development and operations and its transition, ultimately, to the attainment of profitable operations is necessary for the Company to continue operations. The Company continues to raise additional capital through the issuance of additional convertible notes. In addition, a financial advisor has been engaged to pursue additional capital funding and/or a strategic transaction. The Company signed a definitive merger agreement (“Merger”) with Reshape Lifesciences, Inc. (“Reshape”) in July 2024, and Reshape has filed a Form S-4 with the SEC with respect to the Merger transaction. The Company will continue to seek funds through debt or equity financings, marketing and distribution arrangements, and other collaborations, strategic alliances and licensing arrangements, or other sources of financing. However, there can be no assurances that such financing, the Reshape merger or other strategic transactions will be available on acceptable terms, or at all. If the Company is unable to raise additional funds, it will need to do one or more of the following:

•
Delay clinical trials and processes;

•
License third parties to develop and commercialize products or technologies that it would otherwise seek to develop and commercialize itself;

•
Seek strategic alliances or business combinations;

•
Attempt to sell the Company;

•
Cease operations; or

•
Declare bankruptcy

d)   Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results, as determined at a later date, could differ from those estimates. Significant estimates used in preparing these consolidated financial statements include the realization of deferred tax assets, timing of the recognition of research and development costs, the fair value of debt and equity-based instruments, and future obligations under employee benefit plans.
e)   Foreign Currency Translation and Transactions
The Company also operates in India, which may give rise to significant foreign currency risks from fluctuations and the degree of volatility of foreign exchange rates between the US dollar and the Indian Rupee.
The Company’s functional currency is the United States Dollar. The functional currency of its Indian subsidiary is Indian National Rupees. Consequently, revenues and expenses of operations of the Indian subsidiary are translated into United States Dollars using average period exchange rates, while assets and liabilities of the Indian subsidiary are translated into United States Dollars using the year-end exchange rate in effect at the balance sheet dates. Adjustments resulting from the translation of functional currency financial statements to reporting currency are accumulated and reported as a part of Accumulated Other Comprehensive Income (Loss), a separate component of stockholders’ deficit in the accompanying consolidated balance sheets.
Transactions in foreign currencies are translated at the exchange rate prevailing on the date of the transaction. Resulting gains or losses from the settlement of such foreign currency transactions are included in the consolidated statements of operations. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates in effect on the balance sheet date. Non-monetary assets and liabilities denominated in foreign currencies are expressed in functional currency at the historical exchange rates. Losses resulting from foreign currency translations amounting to $ (1,127) and $ 468 for the years ended December 31, 2024, and 2023, respectively.
f)   Cash and Cash Equivalents
Cash includes all highly liquid instruments with a maturity of three months or less when purchased. The Company maintains its cash balances in financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”). At various times during the year, such balances may exceed the FDIC limit. The Company has not experienced any credit losses associated with its balances in such accounts for the years ended December 31, 2024, and 2023. Cash held in the U.S. bank account as of December 31, 2024, and 2023 was $ 3,197 and $ 5,521, respectively. Cash held in India as of December 31, 2024, and 2023 was $98,707 and $11,126, respectively.

g)   Accounts Receivable, Net
The Company records trade accounts receivable at net realizable value and are included in other current assets on the accompanying consolidated balance sheet. Generally, the Company does not require collateral to support its accounts receivable.
In 2023, the Company adopted Financial Instruments — Credit Losses (Topic 326) Measurement of Credit Losses on Financial Instruments, which removed all current thresholds and requires entities under the new current expected credit loss (“CECL”) model to recognize an allowance for credit losses for the difference between the amortized cost basis of a financial instrument and the amount of amortized cost that an entity expects to collect over the instrument’s contractual life. The new CECL model is based on expected losses rather than incurred losses. The adoption of ASU 2016-13 did not have a material impact on the consolidated financial statements. Management determined that no allowance for doubtful accounts was necessary as of December 31, 2024, or 2023.
h)   Property and Equipment, Net
Property and equipment, net is stated at the net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, summarized as follows:
Computers and software	3 years
Office equipment	5 years
Furniture and Fixtures	10 years
Lab machinery	10 years
Leasehold improvements	Lower of estimated useful life or remaining period of lease term
Repairs and maintenance costs are expensed as incurred; major renewals and betterments are capitalized. When assets are disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts, and any resulting gain or loss is reflected in the Consolidated Statements of Operations and Comprehensive Income (Loss).
i)   Goods and Service Tax and Other Credits Receivable
The Company has indirect tax credit carryforwards arising in India, which may be utilized or refunded as VTL generates sales to third parties or invoices to VTI pursuant to intercompany transfer pricing arrangements. The Company expects to utilize these indirect tax credit carryforwards over a 4-to-5-year period.
j)   Intangible Assets
On August 21, 2021, Vyome acquired the majority of the outstanding shares (purchase of substantially all of the outstanding shares of preferred stock) of Livechain, Inc., (“LICH”) for $220,000. The total costs of the asset acquisition were $314,191. LICH is an inactive non-reporting shell (“Shell Company”) that trades on the bulletin board under the ticker symbol LICH. As of the date of the transaction and through December 31, 2024, LICH had no operations. LICH did not meet the definition of a business and therefore was accounted for as an asset acquisition of the shell company, a single indefinite-lived asset.
Intangible assets with indefinite lives (i.e., non-reporting shell) are not amortized; rather, they are tested for impairment whenever events or circumstances exist that would make it more likely than not that an impairment exists.
k)   Impairment of Long-Lived Assets
The Company evaluates all long-lived assets for impairment annually, or sooner if events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying amount is not fully recoverable, an impairment loss is recognized to reduce the carrying amount to fair value and is charged to expense in the period of impairment. As of December 31, 2024 and 2023 management has determined that these assets are not impaired.
l)   Revenue Recognition
The Company recognizes revenue under ASC Topic 606, “Revenue from Contracts with Customers” (“ASC 606”). The Company determines revenue recognition through the following steps:
•
Step 1:   Identify the contract with the customer;

•
Step 2:   Identify the performance obligations in the contract;

•
Step 3:   Determine the transaction price;

•
Step 4:   Allocate the transaction price to the performance obligations in the contract; and

•
Step 5:   Recognize revenue when the company satisfies a performance obligation.

The Company records sales of its dermatological products to the pharmaceutical company when performance obligations with customers are satisfied. The Company’s performance obligation is a promise to transfer a distinct good to the customer and each distinct good represents a single performance obligation. Such performance obligations are satisfied at a point in time and revenues are recognized when all rights and rewards of ownership are transferred. The majority of the Company’s products are shipped by common carriers resulting in recognition of revenues upon shipment at which time control passes to the customer. Revenue is measured as the amount of consideration the Company expects to receive in exchange for the transferring of products. Customers may be entitled to cash discounts, typically denoted at the time of invoicing and shipping. Such amounts are considered to be variable consideration under ASC 606. An estimate for cash discounts is included in the transaction price as a component of sales and is estimated based on the satisfaction of outstanding receivables and historical performance. The Company does not have any material financing terms as payment is received shortly after the transfer of control of the products to the customer within a period of 30-60 days.
Net service fee payment and agent fees for sales of products made by Sun Pharma are recorded as service fee revenue in the period earned.
Pursuant to licensing and marketing contracts, the Company receives payments from its pharmaceutical company marketing partner for the right to distribute the products (“royalties”). Such royalty payments are linked to the net sales value of the products by its marketing partner to third parties and are recognized in the period to which the royalty relates. Such amounts are recorded under Revenue in the Consolidated Statements of Operations and Comprehensive Income (Loss).
The Company recognizes milestone payments under the license and marketing agreements when all performance obligations related to the identified performance obligations are completed.
m)   Cost of Products Sold
The cost of products sold represents the cost of manufacturing the products supplied by third-party manufacturers.
n)   Research and Development Expenses
Research and development costs are expensed as incurred. Research and development expenses consist of internal and external expenses. Internal expenses include employee compensation and overheads. External expenses include development, clinical trials, statistical analysis, report writing, and regulatory compliance costs incurred with clinical research organizations and other third-party vendors. At the end of the reporting period, the Company compares payments made to third-party service providers to the estimated progress toward completion of the research or development objectives. Such estimates are subject to change as additional information becomes available. Depending on the timing of payments to the service providers and the progress that the Company estimates has been made as a result of the service provided, the Company may record net prepaid or accrued expenses relating to these costs. Payments made to third parties that perform research and development services on the Company’s behalf are expensed as services are rendered, or as contractually agreed.
o)   Stock-based Compensation
The Company accounts for stock options granted to employees and non-employees at fair value, which is measured using the Black-Scholes Option pricing model. The fair value measurement date for employee awards is the date of the grant. The Company recognizes stock-based compensation expense over the requisite service period of the individual grant, generally equal to the vesting period and uses the straight-line method to recognize stock-based compensation.
The Company’s policy is to account for forfeitures of awards when they occur in accordance with ASC 718, Compensation-Stock Compensation. The Company reverses compensation cost previously recognized, in the period the award is forfeited, for an award that is forfeited before completion of the requisite service period.
The Company utilizes the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value options granted. Estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying stock issuable upon exercise of the options, expected life of the options, risk-free interest rate, expected dividend yield and expected volatility from peer public companies of the price of the underlying stock.
As the Company’s common stock has not been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an independent valuation firm in accordance with the guidance provided by the American Institute of Certified Public Accountants 2013 Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The expected life of the stock options in years is estimated using the “simplified method,” as prescribed in SEC’s Staff Accounting Bulletin (SAB) No. 107, as the Company has no historical information from which to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. The simplified method is the midpoint between the vesting period and the contractual term of the option. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of option grants. The risk-free rate is based on the U.S. Treasury yield curve commensurate with the expected life of the option. The expected dividend yield is zero as the Company has no history of paying dividends and no plans to do so in the near term.
p)   Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards in the consolidated financial statement. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of operations in the period that includes the enactment date.
Valuation allowances are recognized to reduce deferred tax assets to the amount that will more likely than not be realized. In assessing the need for a valuation allowance, management considers all available evidence for each jurisdiction including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. When the Company changes its determination as to the amount of deferred tax assets that can be realized, the valuation allowance is adjusted with a corresponding impact to income tax expense in the period in which such determination is made.
The Company also accounts for uncertain tax positions in accordance with ASC Topic 740, Income Taxes. This guidance prescribes a more-likely-than-not threshold for financial statement recognition and measurement of a tax position taken in the Company’s income tax returns. As of December 31, 2024 and 2023, the Company had no uncertain tax positions which affected its financial position and its results of operations or its cash flows and will continue to evaluate for uncertain tax positions in the future. There are no interest costs or penalties provided for in the Company’s consolidated financial statements for the years ended December 31, 2024 and 2023. If at any time the Company should record interest and penalties in connection with income taxes, the interest and the penalties will be expensed within the general and administrative expenses category in the accompanying Consolidated Statements of Operations and Comprehensive Income (Loss).
q)   Leases
ASC Topic 842, “Leases” establishes a right-of-use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. Lessor accounting under the new standard is substantially unchanged. Additional qualitative and quantitative disclosures are also required.
The Company adopted the following practical expedients and accounting policies elections related to this standard:
•
Short-term lease accounting policy election allowing lessees to not recognize ROU assets and liabilities for leases with a term of 12 months or less; option to not separate lease and non-lease components in the Company’s lease contracts; and

•
The package of practical expedients applied to all of its leases, including (i) not reassessing whether any expired or existing contracts are or contain leases, (ii) not reassessing the lease classification for any expired or existing leases, and (iii) not reassessing the capitalization of initial direct costs for any existing leases.

Disclosures related to the amount, timing and cash flows arising from leases are included in Note 12.
r)   Convertible Debt
The Company accounts for notes payable using the fair value option in accordance with the guidance contained in ASC 825-10-25. The fair value option provides an option to elect fair value as an alternative measurement for selected financial assets, financial liabilities, unrecognized firm commitments, and written loan commitments. See Note 8 for additional information.
s)   Fair Value Measurements
The Company considers its cash and cash equivalents, accounts receivable, and accounts payable to meet the definition of financial instruments, and the carrying amounts of such instruments approximated their fair values due to the short maturities of these instruments. The Company also records the convertible debt at fair value.
The Company measures fair value as required by the ASC Topic 820, Fair Value Measurements and Disclosures (“ASC Topic 820”). ASC Topic 820 defines fair value, establishes a framework and gives guidance regarding the methods used for measuring fair value, and expands disclosures about fair value measurements. ASC Topic 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.
As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there exists a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:
Level 1 —
Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 —
Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 —
Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

The Company utilizes a Probability Weighted Expected Return Model (“PWERM”) to value the convertible debt. The quantitative information with respect to valuation methodology and significant unobservable inputs used for the Company’s convertible debt that are categorized within Level 3 of the fair value hierarchy included the discount rate and expected financing date. The other factors used in the calculation of fair value are contractual terms of the convertible note instruments.
The following table sets forth the financial liability, measured at fair value, by level within the fair value hierarchy as of December 31, 2024 and 2023:
	December 31, 2024	December 31, 2023
Level 3
Convertible debt	$3,589,410	$2,930,889
t)   Basic And Diluted Net Loss Per Common Share
Net loss per share information is determined using the two-class method, which includes the weighted-average number of shares of common stock outstanding during the period and other securities that participate in dividends (a “participating security”). The Company considered its Preferred Stock to be participating securities because the shares included rights to participate in dividends with the common stock.
Under the two-class method, basic net loss per share attributable to common stockholders is computed by dividing the net income attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. The net loss attributable to common stockholders is calculated by adjusting the net loss of the Company for the accretion on the Preferred Stock. Net losses are not allocated to preferred stockholders as they do not have an obligation to share in the Company’s net losses. In periods with net income attributable to common stockholders, the Company would allocate net income first to preferred stockholders based on dividend rights under the Company’s certificate of incorporation and then to preferred and common stockholders based on ownership interests. Diluted net loss per share attributable to common stockholders is computed using the more dilutive of (1) the two-class method or (2) the if-converted method.
During the years ended December 31, 2024 and 2023, diluted earnings per common share is the same as basic earnings per common share because, as the Company incurred a net loss during each period presented, the potentially dilutive securities from the assumed exercise of all outstanding stock options, convertible debt and preferred stock would have an anti-dilutive effect. The diluted shares as of December 31, 2024 not included in the loss per share calculation include 15,303,417 shares of common stock issuable upon conversion of preferred stock and 1,455,750 shares potentially issuable under stock options. The diluted shares as of December 31, 2023 not included in the loss per share calculation include 14,759,760 shares of common stock issuable upon conversion of preferred stock and 812,720 shares potentially issuable under stock options. The potentially dilutive shares to be issued upon conversion of the convertible debt is not included in the loss per share calculation as its effect is not determinable and would be anti-dilutive.
u)   Post Employment Benefits
The subsidiary in India has a defined benefit gratuity scheme for its employees in India. This gratuity scheme provides for lump sum payment in accordance with the provisions of the Payment of Gratuity Act, 1972 to vested employees at retirement or death while in employment or on termination of employment of an amount equivalent to 15 days basic salary payable for each completed year of service or part thereof in excess of six months subject to a limit of INR 1,000,000 (equivalent to approximately $12,000). Vesting occurs upon completion of 5 years of continuous service.
Accumulated compensated absences, which are expected to be encashed within 12 months from the end of the year, are treated as short-term employee benefits. The obligation towards the same is measured at the expected cost of accumulating compensated absences as the additional amount expected to be paid as a result of the unused entitlement at the end of the year. Actuarial gains or losses are recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss) in the year in which they arise.
v)   Recent Accounting Announcements
From time to time, new accounting pronouncements are issued by the FASB and are early adopted by the Company or adopted as of the specified effective date. There were no recent accounting pronouncements that impacted the Company or are expected to have a significant effect on its consolidated financial statements, other than the adoption of ASU 2023-07. The adoption of ASU 2023-07 required the Company to include the additional break-out of operating expenses in its segment footnote — See Note 14.
3.   Other Current Assets
Other current assets as of December 31, 2024 and 2023 consist of the following:
	December 31, 2024	December 31, 2023
Prepaid expenses	$9,051	$12,897
Others	77,382	73,471
Total Other Current Assets	$86,433	$86,368
4.   Property And Equipment, Net
Property and equipment, net, as of December 31, 2024 and 2023 consist of the following:
	December 31, 2024	December 31, 2023
Buildings and improvement	$128,778	$132,454
Computer and office equipment	68,796	70,774
Furniture & fixtures	13,865	12,531
Laboratory equipment	411,840	423,818
Total	623,279	639,577
Accumulated depreciation	(564,100)	(562,733)
Net fixed assets	$59,179	$76,844
Depreciation expense was $ 17,347 and $ 21,193 for the years ended December 31, 2024 and 2023, respectively.
5.   Goods And Service Tax And Other Credits Receivable
The Company’s balance of goods and service tax and other credits receivable from government authorities as of December 31, 2024 and 2023 consist of the following:
	December 31, 2024	December 31, 2023
Tax deducted at source and tax collected at source receivable	$3,283	$14,158
Goods and service tax refund receivable	—	4,735
Input goods and service tax credit	643,475	678,934
	$646,758	$697,827

6.   Accounts Payable And Accrued Expenses
Accounts payable and accrued expenses as of December 31, 2024, and 2023 consist of the following:
	December 31, 2024	December 31, 2023
Accounts payable	$501,921	$589,839
Accrued expenses	463.686	434,629
	$965,607	$1,024,468
7.   Salary And Post-Employment Benefits Payable
Salary and post-employment benefits payable as of December 31, 2024, and 2023 consist of the following:
	December 31, 2024	December 31, 2023
Salaries payable	$777,578	$1,211,205
Accrued leave encashment (note 13)	72,768	84,647
Accrued gratuity plan (note 13)	69,094	90,886
	$919,440	$1,386,738
In June 2024, an officer and a director of the Company agreed to forgo accrued salaries and consulting fees payable of $1,115,232 in exchange for the issuance of stock options for the purchase of 643,030 shares of common stock (see Note 10). The Company accounted for this debt extinguishment as a capital contribution since the liability was with related parties. Accordingly, the difference between the liability extinguished of $1,115,232 and the fair value of the stock options issued ($379,950) of $ 735,282 is considered a capital contribution.
8.   Convertible debt
Commencing in October 2020, the Company began raising money under a compulsorily convertible promissory note (the “Promissory Notes”) pursuant to a Subscription Agreement (the “Subscription Agreement”). The Promissory Note was issued as part of a private placement (the “Offering”) for the sale up to $2,449,009 (which was subsequently expanded) of secured convertible promissory notes (collectively, the “Promissory Notes”) for a period until three years of maturity. The Promissory Notes bear interest at a rate of eight percent (8%) per annum, on a non-compounding basis, and are due and payable on the earlier of (i) the date upon which the Promissory Notes are converted into equity securities of the Company, or (ii) at maturity in three (3) years (“Maturity Date”). These Promissory Notes also provide for the following terms:
a)   In the event that the Company issues and sells shares of its equity securities (“Equity Securities”) to investors (the “Investors”) prior to the Maturity Date in an equity financing with total proceeds to the Company of not less than $10,000,000 (excluding the conversion of the Promissory Notes or other convertible securities issued for capital raising purposes (e.g., Simple Agreements for Future Equity) (a “Qualified Financing”), then the outstanding principal amount of this Note and any unpaid accrued interest shall automatically convert in whole without any further action by the Holder into Equity Securities sold in the Qualified Financing at a conversion price equal to the cash price per share paid for Equity Securities by the Investors in the Qualified Financing multiplied by 0.75 in some notes or 0.8 in some other notes; provided, that if such Qualified Financing is also a Deemed Liquidation Event (as defined in the Company’s Certificate of Incorporation, as amended, restated, and otherwise in effect from time to time, the “Certificate of Incorporation”), shall govern with respect to the conversion of this Note. The issuance of Equity Securities pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to Equity Securities sold in the Qualified Financing. Notwithstanding this paragraph, if the conversion price of the Notes as determined pursuant to this paragraph (the “Conversion Price”) is less than the price per share at which Equity Securities are issued in the Qualified Financing, the Company may, solely at its option, elect to convert this note into shares of a newly created series of preferred stock having the identical rights, privileges, preferences and restrictions as Equity Securities issued in the Qualified Financing, and otherwise on the same terms and conditions, other than with respect to (if applicable): (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the per share dividend, which will be the same percentage of the Conversion Price as applied to determine the per share dividends of the Investors in the Qualified Financing relative to the purchase price paid by the Investors. For the avoidance of doubt, such newly created series of preferred stock described in the preceding sentence shall be pari passu with the Equity Securities issued in the Qualified Financing.
b)   If the Company consummates a transaction that is a Deemed Liquidation Event (as defined in the Certificate of Incorporation) while this Note remains outstanding, then the outstanding principal amount of this Note and any unpaid accrued interest shall, immediately prior to the closing of such Deemed Liquidation Event, automatically convert in whole without any further action by the Holder into shares of a newly created series of preferred stock (“New Senior Preferred Stock”) at a conversion price equal to the Original Issue Price (as defined in the Certificate of Incorporation) for the most senior series of preferred stock of the Company outstanding at such time (the “New Senior Preferred Conversion Price”). The New Senior Preferred Stock shall have the identical rights, privileges, preferences and restrictions as the most senior series of preferred stock of the Company outstanding at the time of such conversion, other than with respect to: (i) the per share liquidation preference, which shall be equal to two (2) times in some notes three (3) times in the other notes the New Senior Preferred Conversion Price; (ii) the conversion price for purposes of price-based anti-dilution protection, which will equal the New Senior Preferred Conversion Price; and (iii) the per share dividend, which will be the same percentage of the New Senior Preferred Conversion Price as applied to determine the per share dividends of the holders of the most senior series of preferred stock of the Company outstanding at such time relative to the Original Issue Price for such shares. For the avoidance of doubt, the New Senior Preferred Stock shall be senior to the most senior series of preferred stock of the Company outstanding at such time and shall be pari passu with all other securities into which compulsory convertible notes issued by the Company convert.
c)   If this Note has not otherwise been converted pursuant to the above transactions, then, effective as of the Maturity Date, all outstanding principal and accrued and unpaid interest under this Note shall be automatically converted into New Senior Preferred Stock, at a conversion price equal to the New Senior Preferred Conversion Price.
2023 and 2024 transactions
During the years ended December 31, 2024 and 2023, the Company received $200,000 and $150,001 of proceeds from the sale of Promissory Notes.
During 2023 and 2024, certain Notes that had reached their maturity date were extended by an additional year. In connection with such extension, the conversion rate was amended from 0.80 to 0.75 and liquidation preference was amended from three times to two times in clause (b). All other terms remained the same. The Company accounted for such extension as a modification of the debt instrument. The modification did not result in additional interest charges in 2023 or 2024. From April to December 2024, seven Notes have matured out of which two noteholders converted to Series D Preferred stock at maturity as per the terms of the Notes. The Company and other Noteholders are discussing extending the term with the board and shareholders’ approval.
In July 2024, the Company began offering investors the opportunity to participate in a Securities Purchase Agreement providing investors the right to certain equity instruments and other equity rights, some of which are dependent upon the completion of the Merger. An aggregate of 20 investors agreed to participate in such financing through December 31, 2024, for an aggregate of approximately $7.57 million, of which approximately $416,700 and $50,300 was received through December 31, 2024, in the form of bridge notes deposited in the United States and India, respectively. The bridge notes have similar terms to the above convertible notes except that there is a one-year maturity. The remainder of the committed funds will be placed in an escrow account six to seven days before the Merger, pending completion of the Merger. None of the commitment funds have been placed in an escrow account or received by the Company as of December 31, 2024.

In August 2024, two Convertible Notes with an aggregate principal plus accrued interest of $ 434,076 were converted into 111,616 shares of Series D preferred stock at $3.889 per share. No other Convertible Notes have been converted through December 31, 2024.
Accounting Treatment
The Company records the Promissory notes at fair value. The fair value amount of the convertible debt and accrued expense is summarized as follows:
	December 31, 2024	December 31, 2023
Current portion
Conversion rate at 75%	$3,102,204	$1,356,796
Conversion rate at 70%	487,206	—
Conversion rate at 80%	—	606,590
Total current portion	3,589,410	1,963,386
Long Term portion
Conversion rate at 75%	$—	967,503
Total Long term Portion	—	967,503
Total	$3,589,410	$2,930,889
Interest expense on the above debt instruments was $186,657 and $162,743 for the years ended December 31, 2024, and 2023, respectively. Changes in the fair value of the Convertible Notes for the years ended December 31, 2024, and 2023 are summarized as follows:
	December 31, 2024	December 31, 2023
Balance, beginning of the year	$2,930,889	$2,832,205
Addition during the year	667,009	150,001
Conversion to preferred stock	(434,076)	—
Interest accrued	186,657	162,743
Change in fair value	238,931	(214,060)
Total	$3,589,410	$2,930,889
The fair value of the convertible notes is classified within Level 3 of the fair value hierarchy, using the inputs below to calculate the fair value. The Company used a probability-weighted scenario analysis to determine the fair value of the convertible notes. The risk-free rate used in the analysis is based on the yield on a US Government zero-coupon bond, interpolated for the period that corresponds to the time to liquidity as at the valuation date.
	Year ended December 31, 2024	Year ended December 31, 2023
Adjusted Interest rate	4.21% – 4.40%	3.2%
Time to Financing Date	6 – 8 months	5 months

9.
Common Stock and Preferred Stock

Authorized Capital
At December 31, 2024, the Company is authorized to issue 20,000,000 shares of common stock, $0.001 par value per share, and 16,000,000 shares of preferred stock, $0.001 par value per share.
Common Stock
During 2024 and 2023, the Company did not issue any common stock.

Preferred stock
As of December 31, 2024, and 2023, the Company had the following preferred stock outstanding:
Series	Number of shares issued	Conversion Price	Aggregate Liquidation Preference as of December 31, 2023	Aggregate Liquidation Preference as of December 31, 2024
Series seed	1,078,560	$0.83	$1,260,811	$1,332,687
Series A	2,592,080	$1.22	4,419,626	4,671,576
Series B	965,200	$2.47	3,338,836	3,529,173
Series B-1	1,480,560	$2.47	5,121,578	5,413,544
Series C	4,432,880	$2.64	16,404,271	17,339,432
Series C-1	530,040	$2.64	1,961,461	2,073,278
Series D	4,224,097(*)	$3.89	20,086,234	23,437,007
Total	15,303,417		$52,592,817	$57,796,697

*
Includes 432,041 shares issued in June 2024 in settlement of a liability to a vendor (see Note 13) and 111,616 issued in August 2024 upon conversion of debt (see Note 8).

The significant terms of the common and preferred stock, pursuant to the amended December 2018 articles of incorporation, are as follows:
Preferred stock carries an 8% cumulative preference dividend, payable when declared by the Board of Directors. No dividend has been paid on any series of preferred stock as of December 31, 2024, and 2023. As of December 31, 2024, and 2023, cumulative dividends in arrears for all classes’ preferred shares were approximately $18,080,000 and $14,990,000, respectively.
Each share of preferred stock shall be convertible at the option of the holder, without the payment of additional consideration, into units of common stock at the conversion price as defined in the shareholders’ agreement. The conversion price is subject to adjustment in the event of subsequent issuance of common stock at a lower price than the original conversion price. Each series preferred stock is mandatorily convertible into common stock at the conversion price as defined in the shareholders’ agreement on occurrence of an initial public offering (‘IPO’).
In the event of voluntary or involuntary liquidation, dissolution, or winding up of the Company, all classes of preferred stockholders would be entitled to receive, in preference to common shareholders, an amount equal to the original issue price plus accrued and unpaid dividends. All series of preferred stock rank pari passu with each other in terms of liquidation preference except series B1 and C1. Part of the amount invested by series B1 and C1 preferred stock as mentioned in the shareholders’ agreement rank junior to other preferred stockholders, however, rank pari passu with each other. After the liquidation preference payments to all classes of preferred stockholders have been met, preferred shareholders have unlimited right to participate on a prorated basis with common shareholders.
Holders of the preferred stock shall be entitled to elect 4 members of the Board of Directors and also hold certain protective rights with respect to significant corporate transactions as defined. Each holder of common stock shall be entitled to one vote in respect of each share held.
10.
Stock-Based Compensation

On December 14, 2018, the Company authorized an Employee Stock Option Plan 2018 (‘ESOP plan’) under which 1,719,720 shares of common stock were reserved/authorized by the Company for issuance to directors, consultants and employees of the Company. The ESOP plan entitles director, consultants and employees of the Company to purchase common stock for each option of the Company at a stipulated price, subject to compliance with vesting conditions i.e. employees remaining in employment during the vesting period and director and consultants to continue rendering services during the vesting period. The options of directors and consultants vest as per the schedule prescribed in the grant letter. These can be exercised any time after the vesting period and during their tenure with the Company. However, the exercise period lapses ninety (90) days after the employee, director or consultant leaves the Company. At December 31, 2024, there are 225,210 options available to be issued under the ESOP Plan.
The Company did not recognize any stock-based compensation expense in the years ended December 31, 2024, and 2023.
The fair value of stock-based compensation transactions is measured using the Black-Scholes option pricing model. Measurement inputs include share price on the measurement date, the exercise price of the instrument, expected volatility (based on weighted average historic volatility for a duration equal to the weighted average life of the instruments, life based on the average of the vesting and contractual periods for employee awards as minimal prior exercises of options in which to establish historical exercise experience), and the risk-free interest rate (based on government bonds). Service and performance conditions attached to the transactions, if any, are not considered in determining fair value. The expected life of the stock options is not necessarily indicative of exercise patterns that may occur. The expected volatility reflects the assumption that the historical volatility over a period similar to the life of the options is indicative of future trends, which may also not necessarily be the actual outcome. The Company is a private company and lacks company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical data regarding the volatility of a publicly traded set of peer companies. The expected term of stock options granted to non-employees is between 5 and 7 years. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award.
Stock-based compensation expense attributable to equity awards granted to employees is measured at the grant date based on the fair value of the award. The expense is recognized on a straight-line basis over the requisite service period for awards that vest, which is generally the period from the grant date to the end of the vesting period. Stock-based awards provided to non-employees are measured and expensed as the services are provided and are remeasured at each reporting period until these stock options vest.
During 2024, the Company issued 643,030 fully vested stock options, exercisable at $0.90 per share, in lieu of cash compensation — see Note 7. There were no stock options granted in 2023.
The summary of stock options activity for the years ended December 31, 2024 and 2023 is as follows:
	Number of Options	Weighted Average Exercise Price	Weighted Average Time to Expiry (years)
Outstanding as of December 31, 2022	1,101,600	$0.69	7.0
Granted during the year	—
Exercised during the year	—
Expired during the year	(288,880)	1.07
Outstanding as of December 31, 2023	812,720	$0.55	6.0
Granted during the year	643,030	0.90	10.0
Exercised during the year	—
Expired during the year	—
Outstanding as of December 31, 2024	1,455,750	$0.71	6.42
Exercisable as of December 31, 2024	1,455,750	$0.71	6.42

The following outlines the outstanding and vested stock options by exercise price at December 31, 2024.
Exercise price	Number of options outstanding	Number of options vested
$0.48	700,720	700,720
$0.90	643,030	643,030
$1.00	112,000	112,000
Total	1,455,750	1,455,750
As of December 31, 2024, there is no future compensation cost to be recognized in the Consolidated Statements of Operations and Comprehensive Loss related to stock options granted through December 31, 2024. The intrinsic value of vested and outstanding stock options was approximately $277,000 at December 31, 2024.
11.
Income taxes

Both VTI and VTL generated a current taxable loss for the years ended December 31, 2024 and 2023, and therefore the only current income taxes payable were certain minimum taxes.
The effective tax rate for the years ended December 31, 2024 and 2023 differs from the federal statutory income tax rate of 21% principally due to the full valuation allowance recognized against deferred income tax assets, and to a lesser extent due to different tax rates in the jurisdiction of VTL and certain non-deductible expenses for income tax purposes, summarized as follows:
	For the Years Ended December 31,
	2024	2023
Tax benefit at the federal statutory rate	21%	21%
State tax, net of federal benefit	7%	7%
Permanent differences – principally unrealized gains/losses	(5)%	7%
India tax rate differential and other	3%	20%
Change in valuation allowance	(26)%	(55)%
Effective income tax rate	0%	0%
Deferred tax assets at December 31, 2024 and 2023 are as follows:
	December 31, 2024	December 31, 2023
VTI – net operating loss carryforwards	$5,372,432	$4,411,158
Stock options	139,582	139,582
Accrued compensation	130,373	338,148
Accrued expenses	35,101	506,532
Interest	133,526	100,638
Research and development tax credits	78,388	78,388
VTL – net operating loss carryforwards	1,568,803	1,537,845
VTL – fixed asset basis	449,668	418,710
Total deferred tax assets	7,907,873	7,531,001
Less: valuation allowance	(7,907,873)	(7,531,001)
Net deferred tax assets	$—	$—
Due to the change in ownership provisions of the Internal Revenue Code, the availability of the Company’s net operating loss carryforwards may be subject to annual limitations against taxable income in future periods, which could substantially limit the eventual utilization of such carryforwards. The Company has not analyzed the historical or potential impact of its equity financings on beneficial ownership and therefore no determination has been made whether the net operating loss carryforward is subject to any Internal Revenue Code Section 382 limitation. To the extent there is a limitation, there would be a reduction in the deferred tax asset with an offsetting reduction in the valuation allowance. As at December 31, 2024, VTI has net operating loss carry-forwards of approximately $19,300,000 in the United States which shall expire as follows: $7.4 million has no expiry, $10.2 million expiry in 2039 and $1.7 million expiry in 2038. At December 31, 2024, VTL has approximately $4.8 million of net operating loss carryforwards.
A valuation allowance is established attributable to deferred tax assets recognized on carry forward tax losses by the Company where, based on available evidence, it is more likely than not that they will not be realized. The Company recorded full valuation allowance against its net deferred tax assets on December 31, 2024 and 2023. Significant management judgment is required in determining provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. The valuation allowance is based on the Company’s estimates of taxable income by jurisdiction in which the Company operates and the period over which deferred tax assets will be recoverable. The change in valuation allowance is approximately $377,000 and $436,000 for the years ended December 31, 2024, and 2023, respectively.
The Company is subject to income taxes and tax audits in many jurisdictions. A certain degree of estimation is thus required in recording the assets and liabilities related to income taxes. Tax audits and examinations can involve complex issues, interpretations, and judgments and the resolution of matters that may span multiple years, particularly if subject to litigation or negotiation.
The Company’s investments in its foreign subsidiaries are considered to be permanently invested and no provision for income taxes on the related foreign exchange translation adjustments or income/(loss) of those subsidiaries has been recorded.
The Company does not expect a significant change to the amount of unrecognized tax benefits over the next 12 months. However, any adjustments arising from certain ongoing examinations by tax authorities could alter the timing or amount of taxable income or deductions, of the allocation of income among tax jurisdictions, and these adjustments could differ from the amount accrued. The Corporation’s federal and provincial income tax returns filed for all years remain subject to examination by the taxation authorities.
12.
Leases

The Company leased offices and laboratory space in India under a 5-year lease terminating in December 2023, with a monthly rental payment which ranged from approximately $2,000 to $4,000 per month. From September 2021 through December 2023, the landlord did not charge the Company for contractual rent escalations. The leases were extended for a one-year period ending December 2024 with an automatic renewal for two years with monthly payments ranging from $2,500 to $2,900 per month. The Company has an intention to renew the leases for the two additional years allowed under the lease agreement, and therefore has recorded the ROU asset and lease liability based upon the expected lease termination in December 2026.
Operating leases are presented in the Company’s consolidated balance sheets as right-of-use assets from leases, current lease liabilities, and long-term lease liabilities. The assets and liabilities from our leases are recognized at the lease commencement date based on the present value of remaining lease payments over the lease term using the Company’s incremental borrowing rates. Short-term leases, which have an initial term of 12 months or less, are not recorded on the balance sheet. As the Company’s operating leases do not provide implicit rates, the Company has utilized its incremental borrowing rate (8%), determined based on the long-term borrowing costs of companies with similar credit profiles, to record its lease obligations. For operating leases, the Company recognizes the minimum rental expense on a straight-line basis based on the fixed components of a lease arrangement. The Company will amortize this expense over the term of the lease beginning with the lease commencement date.
The annual lease payments will be approximately $32,000 and $35,000 in the years ended December 31, 2025 and 2026, respectively. The following table presents information about the amount and timing of liabilities arising from the Company’s operating leases as of December 31, 2024:

December 31, 2024
Lease payments – 2025	$32,508
Lease payments – 2026	34,946
Total undiscounted operating lease payments	67,454
Less: Imputed interest	(6,600)
Present value of operating lease liabilities	$60,854

Current portion of lease liability	$28,024
Long-term portion of lease liability	32,830
Total lease liability	$60,854
Weighted average remaining lease term in years at December 31, 2024	2.0 years
Weighted average remaining lease term in years at December 31, 2023	3.0 years
Discount rate – year ended December 31, 2024	8.0%
Discount rate – year ended December 31, 2023	8.0%
The Right of Use Asset as December 31, 2024 of $59,387 will be amortized over the two year remaining under lease term. Rent expense was approximately $ 32,400 and $ 41,400 for the years ended December 31, 2024, and 2023 respectively. In the U.S., the Company has month-to-month shared space arrangements.
13.
Commitments and contingencies

CRO contract
In December 2018, as amended in July 2020 (“July Agreement”), the Company entered into an agreement with a Contract Research Organization (“CRO”) for services to be rendered with respect to the phase 2B clinical trials for the VB-1953 product. Pursuant to such an agreement the Company owed the CRO approximately $2,080,000 as of July 2020. Also pursuant to the July Agreement, if the balance remains outstanding as of March 2021, then the balance could convert to Series D preferred stock at the mutually agreed at Series D preferred conversion price as of the July Agreement date. During 2023, the Company and the CRO have agreed by signing a definitive agreement to convert the liability of $1,680,210 into shares of 432,041 shares of Series D preferred shares (based upon the then estimated fair value of such shares), however, the shares have not yet been issued. The Company was required to authorize additional Series D preferred shares in order to consummate this transaction, and accordingly, as of December 31, 2023, $1,680,210 was recorded as liabilities to be settled in equity in the consolidated balance sheet. In June 2024, the Company increased its authorized shares of preferred stock and issued 432,041 shares of Series D preferred stock to settle this liability.
Employee Benefits — Gratuity
The Company has a defined benefit gratuity scheme for its employees in India. This gratuity scheme provides for lump sum payment in accordance with the provisions of Payment of Gratuity Act, 1972 to vested employees at retirement or death while in employment or on termination of employment of an amount equivalent to 15 days basic salary payable for each completed year of service or part thereof in excess of six months subject to a limit of INR 1,000,000 (equivalent to approximately $12,000). Vesting occurs upon completion of 5 years of continuous service. A roll forward of the liability balance for the years ended December 31, 2024 and 2023 are as follows:

	December 31, 2024	December 31, 2023
Obligation recognized in balance sheet:
Beginning of the year	$90,886	$78,224
Benefits paid	(14,056)	(1,504)
Expenses charged to profit or loss	(9,430)	3,323
Currency translation differences	(2,323)	(189)
Interest on gratuity payable	4,017	11,032
End of the year	$69,094	$90,886
Employee Benefits — Leave Encashment
Accumulated compensated absences or paid leave encashment, which are expected to be encashed within 12 months from the end of the year and are treated as short-term employee benefits. The obligation towards the same is measured at the expected cost of accumulating compensated absences as the additional amount expected to be paid as a result of the unused entitlement at the end of the year. Actuarial gains or losses are recognized in the Consolidated Statement of Operations and Comprehensive Income (Loss) in the year in which they arise. A roll forward of the liability balance for the years ended December 31, 2024, and 2023 are as follows:
	December 31, 2024	December 31, 2023
Obligation recognized in balance sheet:
Beginning of the year	$84,647	$83,724
Benefits paid	(3,920)	(2,074)
Expenses charged to profit or loss	(5,669)	3,263
Currency translation differences	(2,290)	(266)
End of the year	$72,768	$84,647
Employee Benefits — Provident Fund
In accordance with Indian law, all employees in India are entitled to receive benefits under the ‘Provident Fund’, which is a defined contribution plan. Both the employee and the employer make monthly contributions to the plan at a predetermined rate (presently at 12%) of the employees’ basic salary. These contributions are made to the fund which is administered and managed by the Government of India. The Company’s monthly contributions to the above-mentioned plans are charged to consolidated statements of operations and comprehensive income (loss) in the year they are incurred and there are no further obligations under the plan beyond those monthly contributions. The Company’s contribution towards the Provident Fund during the years ended December 31, 2024, and 2023 was $1,568 and $1,724, respectively.
Litigation
From time to time, the Company is involved in various disputes, claims, liens, and litigation matters arising out of the normal course of business, which could result in a material adverse effect on the Company’s combined financial position, results of operations, or cash flows. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred, and the amount of the assessment can be reasonably estimated. As of December 31, 2024, and 2023, the Company had no outstanding claims or litigation and had no liabilities recorded for loss contingencies.
14.
Segments

The Company operates in two segments — the sale of products (“Pharmaceutical Segment”) and the development of biotechnology products (“Biotechnology Segment”), with substantially all of the resources of the Company focused on its biotechnology activities. The Company purchased substantially all of the products for the Pharmaceutical Segment from a third-party manufacturer. Other income items relate to corporate financing activities outside of these two segments. Reporting by segment is summarized as follows:
	Year ended December 31, 2024			Year ended December 31, 2023
Amount in USD	Biotechnology	Pharmaceutical	Total	Biotechnology	Pharmaceutical	Total
Revenues	$—	$256,944	$256,944	$—	$415,940	$415,940
Gross margin	—	194,970	194,970	—	269,323	269,323
Operating expenses
Depreciation and amortization	17,347	—	17,347	21,193	—	21,193
Selling, general and administrative	820,101	78,472	898,573	674,902	93,094	767,996
Research and development	235,287	50,103	285,390	256,413	60,371	316,784
Total Operating expenses	1,072,735	128,575	1,201,310	952,508	153,465	1,105,973
Other expenses
Interest expense	206,004	—	206,004	175,712	—	175,712
Fair value adjustment	238,931	—	238,931	(214,060)	—	(214,060)
Other income (loss), net	(3,814)	—	(3,814)	1,556	—	1,556
Other expenses	441,121	—	441,121	(36,792)	—	(36,792)
Net income (loss)	$(1,513,856)	$66,395	$(1,447,461)	$(915,716)	$115,858	$(799,858)

Assets of segment	$1,379,267	$2,294	$1,381,561	$1,390,351	$66,816	$1,457,167
The Company derives revenues from the sale of products, including royalties related to sales of such products and from the license of technology. Substantially all revenues for the years ended December 31, 2024 and 2023 are derived from one customer, Sun Pharma Group. Revenues for the years ended December 31, 2024 and 2023 are summarized as follows:
	December 31, 2024	December 31, 2023
Product Sale of Dandruff Lotion and Shampoo	$—	$221,351
Service fee for arrangements for sale of Dandruff products	75,217	67,762
Licensing and milestone fees – Lulicanazole	—	121,100
Raw material product sales under Lulicanazole agreement	134,325	—
Royalty income related to above product sales	47,402	5,727
Total	$256,944	$415,940
In December 2020, the Company entered into a licensing contract for Lulicanazole to Sun Pharma, whereby the Company would be entitled to development and sales-based milestones and royalties on future sales of the product by Sun Pharma. The Company received a development-based milestone from Sun Pharma of $121,100 during the year ended December 31, 2023. No sales-based milestones have been received under this license through December 31, 2024.
During 2023, the Company amended its arrangement with Sun Pharma such that the Company will no longer be responsible for purchasing and selling inventory of the Dandruff Lotion and Shampoo, but instead will receive a net service fee payment for sales of such products made by Sun Pharma. This arrangement was terminated in December 2024.
As the Company’s long-lived assets, except for the intangible asset and deferred offering costs are substantially all located in India, and all of the Company’s revenue and expense related to the sale of products are derived from within India, no geographical segments are presented.

15.
Due to affiliates

The Company incurred consultancy charges to certain members of the Board of Directors of the Company (“Directors”) recognized as selling, general and administrative expenses in the Consolidated Statements Of Operations and Comprehensive Loss amounting to approximately $100,000 in each of the years ended December 31, 2024, and 2023. The amount outstanding to such Directors as at the end of December 31, 2024, and 2023 is approximately $100,000 and $450,000, respectively, which is included in the due to affiliates in the Consolidated Balance Sheets.
The Company incurred compensation expenses to the Chief Executive Officer of the Company (“CEO”) recognized as selling, general, and administrative expenses in the Consolidated Statements of Operations and Comprehensive Income (Loss) amounting to approximately $260,000 for each of the years ended December 31, 2024, and 2023. The amount outstanding as of the end of December 31, 2024, and 2023 to the CEO is $285,660 and $ 692,495, respectively, which is included in Salary and Employment Benefits Payable in the Consolidated Balance Sheets.
Certain Directors have provided short-term advances to the Company from time to time, amounting to approximately $15,000 as of December 31, 2024. This is included in due to affiliates in the accompanying Consolidated Balance Sheets.
16.
Revision to 2023 Financial Statements

During 2024, the Company determined that it had incorrectly recorded certain expenses in the 2024 period, which should have been recorded in the 2023 period, and omitted certain costs that should have been recorded in 2023. Further, the Company determined that it had incorrectly computed the translation of the India subsidiary’s fixed assets and equity accounts in 2023. The Company evaluated the materiality of the error described above from a qualitative and quantitative perspective. Based on this evaluation, taking into account the guidance in the SEC Staff Accounting Bulletin No. 99, “Materiality”, (“SAB 99”) and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” (“SAB 108”), the Company concluded that the correction would not be material to the consolidated financial position or results of operations for the year ended December 31, 2023. The Company has revised the 2023 figures as summarized in the following table:

2023 accounts	As previously reported	Adjustments	As adjusted
Deferred offering costs	$66,415	$45,000	$111,415
Property and Equipment, net	85,931	(9,087)	76,844
Total assets	1,421,250	35,918	1,457,168
Accounts payable and accrued expenses	910,536	113,932	1,024,468
Total liabilities	7,506,422	124,963	7,631,385
Additional paid-in capital	643,709	224,887	868,596
Accumulated deficit	(53,927,896)	(47,387)	(53,975,283)
Accumulated other comprehensive income (loss)	212,248	(266,545)	(54,297)
Total stockholders deficit	(6,085,172)	(89,045)	(6,174,217)
Cost of goods sold	(133,408)	(13,209)	(146,617)
Gross profit	282,532	(13,209)	269,323
Selling, general and administrative	734,612	33,384	767,996
Research and development	294,445	22,339	316,784
Operating loss	(767,718)	(68,932)	(836,650)
Interest expense	164,680	11,032	175,712
Net loss	$(719,920)	$(79,938)	$(799,858)
Net loss per share	$0.38		$0.42
Cash flows from operations	(563,983)	(2,415)	(566,398)
Cash flows from financing activities	122,349	2,434	124,783

17.
Subsequent events

For the consolidated financial statements as of and for the year ended December 31, 2024, we have evaluated subsequent events through the date the financial statements are available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transaction described below:
In 2025, the Company received subscription agreements for the issuance convertible notes in the amount of $160,000, which have substantially the same terms as disclosed in Note 7.
The Company entered into a note payable with Reshape for $400,000 of which payments under such note are expected to be received in several installments. The first installment of $200,000, net of $20,000 of Reshape legal bills, was received on April 15, 2025. The note bears interest at 8% per annum and matures on September 30, 2025. If the Merger Agreement is terminated due to the Company’s failure to close on the Concurrent financing that is already committed then the promissory note will become senior in right of payment to all other debt of the Company and will become a secured obligation of the Company.